EXHIBIT 99.5
DELPHI CORPORATION

Rights Offerings for
21,680,996 Shares of Common Stock of Reorganized Delphi
at an exercise price of $59.61 per full share
and
41,026,309 Shares of Common Stock of Reorganized Delphi
at an exercise price of $38.39 per full share

Offered Pursuant to Rights Distributed to Record Stockholders and Eligible Holders
(as defined below)
of Delphi Corporation

March 11, 2008

To Brokers, Banks and Other Nominees:

This letter is being sent to you in connection with rights offerings by Delphi Corporation (“Delphi”). The rights offerings are being made to raise a portion of the funds necessary to consummate Delphi’s plan of reorganization (as it may be amended, modified or supplemented from time to time, the “Plan”).

In the rights offerings, Delphi is distributing (i) to each holder of its common stock, at no charge, for each 26 shares of its common stock owned of record at 5:00 p.m., New York City time, on the record date (as defined below), one nontransferable right to purchase one share of common stock of reorganized Delphi at $59.61 in cash per full share (the “par rights”), and (ii) to each Eligible Holder (as defined below), at no charge (except as described below), for each $99.07 of such Eligible Holder’s Eligible Claim (as defined below), one transferable right to purchase one share of common stock of reorganized Delphi at $38.39 in cash per full share (the “discount rights” and, together with the par rights, the “rights”). This is referred to as the “basic subscription privilege.” An “Eligible Holder” means the holder of an Eligible Claim as of 5:00 p.m., New York City time, on January 17, 2008, the date on which the confirmation hearing with respect to the Plan commenced before the Bankruptcy Court, or a transferee receiving such holder’s discount rights. An “Eligible Claim” means (i) a General Unsecured Claim, a Section 510(b) Note Claim, a Section 510(b) Equity Claim or a Section 510(b) ERISA Claim, as such terms are defined in the Plan, in each case that has been allowed or reconciled by Delphi by the date of commencement of the confirmation hearing with respect to the Plan, and with respect to General Unsecured Claims, as may also be adjusted for cure amounts resulting from certain Bankruptcy Court orders entered on February 27, 2008, or (ii) a General Unsecured Claim that has not been allowed, disallowed or reconciled by the date of commencement of the confirmation hearing with respect to the Plan but that has been provisionally allowed or estimated solely for purposes of participation in the discount rights offering in the respective amounts ordered by the Bankruptcy Court on January 25, 2008, and in certain cases, as may be adjusted for cure amounts resulting from Bankruptcy Court orders entered on February 27, 2008. To the extent that the provisional allowance or estimation results in a particular Eligible Holder receiving more discount rights than such Eligible Holder should have received based on the ultimate allowed amount of such claim and such discount rights are transferred or exercised (the “excess discount rights”), then, in Delphi’s sole discretion, (a) Delphi will be authorized but not required to withhold an amount of common stock of reorganized Delphi (at a value of $59.61 per share) equal to the value of such excess discount rights (at a value of $21.22 per right, which equals the difference between the exercise price of the discount rights and the Plan value of $59.61 per share of common stock) from the ultimate distribution to such Eligible Holder or (b) to the extent the value of such direct grant of common stock of reorganized Delphi is less than the value of the excess discount rights, and Delphi elects to pursue such payment in its sole discretion, such Eligible Holder will be required to remit payment to Delphi in an amount equal to the value of such excess discount rights in excess of the value of the common stock of reorganized Delphi withheld under (a). To the extent that the provisional allowance or estimation results in a particular Eligible Holder receiving fewer discount rights than such Eligible Holder should have received based on the ultimate allowed amount of such claim, no subsequent adjustment will be made in respect of such Eligible Holder’s Eligible Claim.

You are hereby instructed to distribute discount rights to holders of the following securities:

CUSIP Number	Description

247126AD7	6.55% Senior Unsecured Notes due 2006
247126AB1	6.50% Senior Unsecured Notes due 2009
247126AE5	6.50% Senior Unsecured Notes due 2013
247126AC9	7.125% Senior Unsecured Debentures due 2029
247126AF2	8.25% Junior Subordinated Notes due 2033
247126AG0	Adjustable Rate Junior Subordinated Notes due 2033

The rights are evidenced by rights certificates (each, a “Rights Certificate”).

The “record date” is January 17, 2008, the date on which the confirmation hearing with respect to the Plan commenced before the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

In addition to the basic subscription privilege described above, each discount right entitles each Eligible Holder who fully exercises its basic subscription privilege, to subscribe, prior to the expiration date of the discount rights offering, for additional shares of common stock of reorganized Delphi at an exercise price of $38.64 in cash per full share to the extent that any shares are not purchased by other Eligible Holders under their basic subscription privileges as of the expiration date of the discount rights offering. This is referred to as the “oversubscription privilege.” If an insufficient number of shares are available to fully satisfy oversubscription privilege requests, the available shares, if any, will be allocated pro rata among Eligible Holders who exercised their oversubscription privilege based upon the number of shares each oversubscribing Eligible Holder subscribed for under its basic subscription privilege. If there is a pro rata allocation of the remaining shares and an Eligible Holder receives an allocation of a greater number of shares than it subscribed for under its oversubscription privilege, then we will allocate to such Eligible Holder only the number of shares for which it subscribed under its oversubscription privilege, and we will allocate all remaining shares pro rata among all other Eligible Holders who exercised their oversubscription privileges on the same basis as described above. If you make an oversubscription request, you must remit to the rights agent the full exercise price for such additional shares of common stock of reorganized Delphi that you are requesting at the time you make the request. To the extent that you request more shares than we are able to allocate to you, we will return to you your exercise payment with respect to the shares we were unable to allocate to you, without interest. There is no oversubscription privilege in the par rights offering.

The rights, the common stock of reorganized Delphi and the Plan are described in Delphi’s Prospectus dated March 11, 2008 (as it may be amended, modified or supplemented from time to time, the “Prospectus”), a copy of which is enclosed with this letter. Capitalized terms used by not defined herein have the meanings set forth in the Prospectus.

We will not issue fractional par rights, however, we will issue fractional discount rights. Because fractional par rights will not be issued in the par rights offering, and cash will not be paid in lieu of fractional par rights in the par rights offering, you will need to hold at least 26 shares of common stock in order to receive one par right. If you hold fewer than 26 shares of common stock, you will not receive any par rights. Otherwise, the number of par rights that you receive will be rounded to the nearest whole number, with such adjustments as we may determine in our sole discretion are necessary so that we offer 21,680,996 shares of common stock of reorganized Delphi in the par rights offering.

A fractional discount right will not be exercisable unless it is aggregated with other fractional discount rights so that when exercised, in the aggregate, such fractional discount rights result in the purchase of a whole share of common stock of reorganized Delphi. In other words, fractional discount rights cannot be exercised for fractional shares of common stock of reorganized Delphi and must be combined so that reorganized Delphi issues only whole shares of common stock. Accordingly, if you hold fractional discount rights, you will lose any value represented by those fractional discount rights unless you sell them or you purchase from another Eligible Holder a sufficient amount of fractional discount rights to acquire upon exercise a whole share of common stock of reorganized Delphi. Although the discount rights offering and the par rights offering are being conducted concurrently, they are independent of one another. Therefore, to the extent you are eligible to receive and exercise discount rights and/or par rights you may choose to exercise, as applicable, only discount rights, only par rights, both discount rights and par rights or no rights at all.

The rights expire at 5:00 p.m., New York City time, on March 31, 2008, unless the exercise period is extended (as it may be extended, the “Expiration Date”).

The discount rights are transferable until 5:00 p.m., New York City time, on the business day prior to the expiration date of the discount rights offering. Unless the discount rights offering is extended, the deadline for transfer will be 5:00 p.m., New York City time, on March 28, 2008. Any transfer of discount rights must be made sufficiently in advance of the deadline to comply with settlement procedures applicable to sales of securities. The par rights are not transferable.

The rights will not be listed on any securities exchange of quoted on any automated quotation system. Delphi intends, however, to cooperate with any registered broker-dealer who may seek to initiate price quotations for the discount rights on the OTC Bulletin Board. For more information, please refer to “The Rights Offering— Transferability of Rights and Listing” in the Prospectus. The par rights will not be transferable and therefore will have no trading market.

We are asking you to contact your clients for whom you hold common stock or securities out of which an Eligible Claim arises, in each case, registered in your name or in the name of your nominee(s) to obtain their instructions. If the beneficial owner wishes to purchase shares of common stock of reorganized Delphi through either rights offering, you should complete the appropriate Rights Certificates and submit them to Computershare Trust Company, N.A. (the “Rights Agent”) with the proper payment. If you hold shares of common stock or securities out of which an Eligible Claim arises, in each case, for the account(s) of more than one client, you may aggregate your exercise of rights for all of your clients, provided that you identify the number of rights you are exercising for each client. Please note that you do not have to provide the name or other identity of your client.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Rights Agent and Georgeson Inc. (the “Information Agent”), incurred in connection with the exercise of the rights will be for the account of the holder of the rights, and none of such commissions, fees or expenses will be paid by Delphi, the Rights Agent or the Information Agent.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Instructions For Completion of Delphi Corporation Rights Certificates (including Guidelines for Request for Taxpayer Identification Number and Certification on Substitute Form W-9);

3.	A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock or securities out of which an Eligible Claim arises, in each case, registered in your name or the name of your nominee(s); and

4.	A return envelope addressed to Computershare Trust Company, N.A., the Rights Agent.

Your prompt action is requested. To exercise rights, you must deliver the properly completed and signed Rights Certificate, with payment of the applicable exercise price in full for each share of common stock of reorganized Delphi issuable pursuant to the exercise of rights, to the Rights Agent, as indicated in the Prospectus. The Rights Agent must receive the Rights Certificate with payment of the Exercise Price prior to 5:00 p.m., New York City time, on the Expiration Date. Rights not exercised prior to the Expiration Date will expire.

Questions may be answered, and additional copies of relevant documents may be obtained, by contacting Georgeson Inc., the Information Agent for the rights offerings at:

Georgeson Inc.
199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers Call: (212) 440-9800
All Others Call Toll-Free: (800) 279-7134

Sincerely,

DELPHI CORPORATION

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF DELPHI CORPORATION, THE RIGHTS AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO SUCH OFFERINGS EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

4